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                                                                    Exhibit 99.3

                SANDISK FILES ACTION FOR DECLARATORY JUDGMENT OF
                 NONINFRINGEMENT AND INVALIDITY AGAINST INFINEON
                                 TECHNOLOGIES AG

      SUNNYVALE, CA, JUNE 25, 2003 - SanDisk Corporation (NSDAQ: SNDK) announced today that it has filed a complaint for declaratory relief in the United States District Court for the Northern District of California against Infineon Technologies AG. The complaint seeks a declaratory judgment that SanDisk does not infringe United States Patent No. 5,726,601 (the "`601 patent") and that the `601 patent is invalid. SanDisk believes that its products do not infringe the `601 patent, as alleged in a letter received from Infineon. The Company believes Infineon's correspondence was motivated by Infineon's announced intention to become a flash supplier. Infineon is not a SanDisk patent licensee.

      SanDisk Corporation, the world's largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

      The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, "Factors That May Affect Future Results" in our Securities and Exchange Commission filings and reports, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Risks that may cause these forward-looking statements to be inaccurate include, among others: the discovery of previously unknown facts, changes in the law or in the interpretation of laws, and uncertainties associated with the judicial decision-making process; that parties we have sued and that we may sue for patent infringement may counter sue us for infringing their patents; that we may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. We assume no obligation to update the information contained in this release.